Exhibit 10.6

CEO and L1 Employees Only Form

2020 STOCK INCENTIVE PLAN

OF VERTIV HOLDINGS CO AND ITS AFFILIATES

STOCK OPTION AWARD AGREEMENT

STOCK OPTION AWARD AGREEMENT made in Columbus, Ohio, as of February 7, 2020 (the “Grant Date”), between Vertiv Holdings Co (the “Company”) and [EMPLOYEE NAME] (“Participant”).

1.

Grant of Option. The Company has granted you an Option to purchase [NUMBER] Shares of Common Stock, subject to the provisions of this Agreement and the 2020 Stock Incentive Plan of Vertiv Holdings Co and its Affiliates (the “Plan”). This Option is a Nonqualified Stock Option.

2.	Exercise Price. The purchase price of the Shares covered by the Option will be $[•] per Share (“Exercise Price” or “Grant Price”).

3.	Vesting. Except as otherwise provided herein, the Option will become exercisable in four equal annual cumulative installments of 25% on each anniversary of the date of grant.

4.

Term of Option. The Option must be exercised prior to the close of the New York Stock Exchange (“NYSE”) on the day before the tenth anniversary of the Grant Date (the “Expiration Date”), subject to earlier termination or cancellation as provided below. If the NYSE is not open for business on the Expiration Date, the Option will expire at the close of the NYSE on the business day immediately preceding the Expiration Date.

5.

Payment of Exercise Price. You may pay the Exercise Price by cash, certified check, bank draft, wire transfer, postal or express money order, or any other alternative method specified in the Plan and expressly approved by the Committee. Notwithstanding the foregoing, you may not tender any form of payment that the Committee determines, in its sole and absolute discretion, could violate any law or regulation.

6.

Exercise of Option. Subject to the terms and conditions of this Agreement, the Option may be exercised by contacting [•], by telephone at [•], or on the internet at [•]. If the Option is exercised after your death, the Company will deliver Shares only after the Company has determined that the person exercising the Option is the duly appointed executor or administrator of your estate or the person to whom the Option has been transferred by your will or by the applicable laws of descent and distribution.

7.	Termination, Retirement, Disability or Death. The Option will vest and remain exercisable as follows:

Event	Vesting	Exercise
Death	Immediate vesting as of death.	Expires on the original expiration date.

Disability	Immediate vesting as of incurrence of Disability.	Expires on the original expiration date.

Retirement (Termination of Employment (other than for Cause) because of retirement from active employment on or after age 65 and 10 Years of Service)	Unvested Awards vest on scheduled dates specified in Section 3 following Retirement.	Expires earlier of (i) original expiration date, or (ii) three (3) years after Retirement.

Voluntary termination	Unvested Awards forfeited as of Termination of Employment.	Expires 90 days after Termination of Employment.

Involuntary termination for Cause	Unvested Awards forfeited as of Termination of Employment.	Vested Awards forfeited as of Termination of Employment.

Involuntary termination not for Cause	Unvested Awards vest on scheduled dates specified in Section 3 occurring within six (6) months following Termination of Employment.	Expires earlier of (i) original expiration date, or (ii) one (1) year after Termination of Employment.

Except as expressly provided herein, all rights hereunder shall cease to accrue as of the date of your Termination of Employment with the Company and its Affiliates. Further, you will not be entitled to receive additional awards hereunder after Termination of Employment.

8.	Company Policy. To the extent you are subject to the terms of the Vertiv Holdings Co Executive Change of Control Policy, you will enjoy the benefits provided for under the applicable Policy.

9.

Withholdings. The Company shall be entitled to require a cash payment by or on your behalf in respect of any sums required or permitted by federal, state or local tax law to be withheld with respect to the exercise of the Option; provided, that, notwithstanding the foregoing, the Committee may permit you to satisfy the applicable tax obligations in accordance with the terms of Section 7.2 of the Plan..

10.

Transfer of Option. You may not transfer the Option or any interest in the Option except by will or the laws of descent and distribution or except as permitted by the Committee and as specified in the Plan. Any other attempt to dispose of your interest will be null and void.

11.	Requirements for and Forfeiture of Award.

a.

General. The Award is expressly contingent upon you complying with the terms, conditions and definitions contained in this Section 11 and in any other agreement that governs your noncompetition with The Company, your nonsolicitation of the Company’s employees, customers, suppliers, business partners and vendors, and/or your conduct with respect to the Company’s trade secrets and proprietary and confidential information.

b.	Remedies.

1.

You expressly agree and acknowledge that the forfeiture provisions of subsection 11.b.2. of this Agreement shall apply if, from the Grant Date until the date that is twenty-four (24) months after your Termination of Employment for any reason, you (i) enter into an employment, consultation or similar agreement or arrangement (including any arrangement for service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in a business in which the Company is engaged if the business is competitive (in the sole judgment of the Chief Executive Officer of the Company (the “CEO”)) with the Company and the CEO has not approved the agreement or arrangement in writing, or (ii) make any statement, publicly or privately (other than to your spouse and legal advisors), which would be disparaging (as defined below) to the Company or its businesses, products, strategies, prospects, condition, or reputation or that of its directors, employees, officers or members; provided, however, that nothing shall preclude you from making any statement in good faith which is required by any applicable law or regulation or the order of a court or other governmental body, or (iii) write or contribute to a book, article or other media publication, whether in written or electronic format, that is in any way descriptive of the Company or your career with the Company without first submitting a draft thereof, at least thirty (30) days in advance, to the Company’s Senior Vice President and General Counsel, whose judgment about whether such book, article or other media publication is disparaging shall be determinative; or such a book, article or other media publication is published after a determination that it is disparaging; provided, however, that nothing herein shall preclude you from reporting (in good faith) possible violations of federal law or regulation to any governmental agency or entity, including but not limited to, the Department of Justice, the Securities and Exchange Commission,

the Congress, and/or any agency Inspector General, or making any other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, or from otherwise making any statement (in good faith) which is required by any applicable law or regulation or the order of a court or other governmental body.

For purposes of this subsection 11.b.1, the term “disparaging” shall mean any statement or representation (whether oral or written and whether true or untrue) which, directly or by implication, tends to create a negative, adverse, or derogatory impression about the subject of the statement or representation or which is intended to harm the reputation of the subject of the statement or representation.

2.

In addition to the relief described in any other agreement that governs your noncompetition with the Company, your nonsolicitation of the Company’s employees, customers, suppliers, business partners and vendors, and/or your conduct with respect to the Company’s trade secrets and proprietary and confidential information, if the CEO determines, in its sole judgment, that you have violated the terms of any such agreement or you have engaged in an act that violates subsection 11.b.1. of this Agreement, (i) any portion of the Option you have not exercised (whether vested or unvested) shall immediately be cancelled, and you shall forfeit any rights you have with respect to the Option as of the date of the CEO’s determination, and (ii) you shall immediately deliver to the Company Shares equal in value to the amount of any profit you realized upon an exercise of the Option during the period beginning twelve (12) months prior to your Termination of Employment and ending on the date of the CEO’s determination.

3.

Notwithstanding anything in the Plan or this Agreement to the contrary, you acknowledge that the Company may be entitled or required by law, Company policy or the requirements of an exchange on which the Shares are listed for trading, to recoup compensation paid to you pursuant to the Plan, and you agree to comply with any Company request or demand for recoupment.

12.	Adjustments. Any adjustments to the Option will be governed by Section 5.3 of the Plan.

13.

Restrictions on Exercise. Exercise of the Option is subject to the conditions that, to the extent required at the time of exercise, (i) the Shares covered by the Option will be duly listed, upon official notice of issuance, upon the NYSE, and (ii) a Registration Statement under the Securities Act of 1933 with respect to the Shares will be effective. The Company will not be required to deliver any Common Stock until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel of the Company.

14.

Disposition of Securities. By accepting the Award, you acknowledge that you have read and understand the Company’s policy, and are aware of and understand your obligations under U.S. federal securities laws in respect of trading in the Company’s securities, and you agree not to use the Company’s “cashless exercise” program (or any successor program) at any time when you possess material nonpublic information with respect to the Company or when using the program would otherwise result in a violation of securities law. The Company will have the right to recover, or receive reimbursement for, any compensation or profit realized on the exercise of the Option or by the disposition of Shares received upon exercise of the Option to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

15.

Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, this Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

16.

Plan Terms Govern. The exercise of the Option, the disposition of any Shares received upon exercise of the Option, and the treatment of any gain on the disposition of these Shares are subject to the terms of the Plan and any rules that the Committee may prescribe. The Plan document, as may be amended from time to time, is incorporated into this Agreement. Capitalized terms used in this Agreement have the meaning set forth in the Plan, unless otherwise stated in this Agreement. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the Plan will control unless otherwise stated in this Agreement. By accepting the Award, you acknowledge receipt of the Plan and the prospectus, as in effect on the date of this Agreement.

17.	Personal Data.

a.

By entering into this Agreement, and as a condition of the grant of the Option, you expressly consent to the collection, use, and transfer of personal data as described in this Section to the full extent permitted by and in full compliance with applicable law.

b.

You understand that your local employer holds, by means of an automated data file, certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares or directorships held in the Company, details of all options or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”).

c.

You further understand that part or all of your Data may be also held by the Company or its Affiliates, pursuant to a transfer made in the past with your consent, in respect of any previous grant of options or awards, which was made for the same purposes of managing and administering of previous award/incentive plans, or for other purposes.

d.

You further understand that your local employer will transfer Data to the Company or its Affiliates among themselves as necessary for the purposes of implementation, administration, and management of your participation in the Plan, and that the Company or its Affiliates may transfer data among themselves, and/or each, in turn, further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan (“Data Recipients”).

e.

You understand that the Company or its Affiliates, as well as the Data Recipients, are or may be located in your country of residence or elsewhere, such as the United States. You authorize the Company or its Affiliates, as well as the Data Recipients, to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf, to a broker or third party with whom the Shares may be deposited.

f.

You understand that you may show your opposition to the processing and transfer of your Data, and, may at any time, review the Data, request that any necessary amendments be made to it, or withdraw your consent herein in writing by contacting the Company. You further understand that withdrawing consent may affect your ability to participate in the Plan.

18.	Discretionary Nature and Acceptance of Award. By accepting this Award, you agree to be bound by the terms of this Agreement and acknowledge that:

a.

The Company (and not your local employer) is granting your Option. Furthermore, this Agreement is not derived from any preexisting labor relationship between you and the Company, but rather from a mercantile relationship.

b.	The Company may administer the Plan from outside your country of residence and United States law will govern all options granted under the Plan.

c.	Benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments.

d.

The benefits and rights provided under the Plan are not to be considered part of your salary or compensation under your employment with your local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. You waive any and all rights to compensation or damages as a result of the termination of employment with your local employer for any reason whatsoever insofar as those rights result, or may result, from the loss or diminution in value of such rights under the Plan or your ceasing to have any rights under, or ceasing to be entitled to any rights under, the Plan as a result of such termination.

e.

The grant of the Option hereunder, and any future grant of an option under the Plan, is entirely voluntary, and at the complete discretion of the Company. Neither the grant of the Option nor any future grant by the Company will be deemed to create any obligation to make any future grants, whether or not such a reservation is explicitly stated at the time of such a grant. The Company has the right, at any time and/or on an annual basis, to amend, suspend or terminate the Plan; provided, however, that no such amendment, suspension, or termination will adversely affect your rights hereunder.

f.

The Plan will not be deemed to constitute, and will not be construed by you to constitute, part of the terms and conditions of employment. Neither the Company nor your local employer will incur any liability of any kind to you as a result of any change or amendment, or any cancellation, of the Plan at any time.

g.	Participation in the Plan will not be deemed to constitute, and will not be deemed by you to constitute, an employment or labor relationship of any kind with the Company.

19.

Limitations. Nothing in this Agreement or the Plan gives you any right to continue in the employ of the Company or any of its Affiliates or to interfere in any way with the right of the Company or any Affiliate to terminate your employment at any time. Payment of Shares is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of the Option. You have no rights as a shareowner of the Company pursuant to the Option until Shares are actually delivered you.

20.

Incorporation of Other Agreements. This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Option. This Agreement supersedes any prior agreements, commitments or negotiations concerning the Option.

21.

Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of the Agreement, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

22.

Governing Law. The Plan, this Agreement, and all determinations made and actions taken under the Plan or this Agreement shall be governed by the internal substantive laws, and not the choice of law rules, of the State of Delaware and construed accordingly, to the extent not superseded by applicable federal law.

23.

Acknowledgements and Acceptance. By accepting this Agreement, you agree that: (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement, the Plan, the Plan’s prospectus and all accompanying documentation; and (ii) you understand and agree that this Agreement and the Plan constitute the entire understanding between you and the Company regarding the Option, and that any prior agreements, commitments, or negotiations concerning the Option are replaced and superseded.

To retain this Award, you must accept it by returning the signed and dated Agreement within 30 days of receipt. Return the signed Agreement to [NAME][ADDRESS]

I Accept:

Print Name	EID
Signature	Date